Exhibit 99.1

Wynn Resorts, Limited Announces Departure of Ronald J. Kramer

LAS VEGAS, March 17, 2008 (BUSINESS WIRE) -- Wynn Resorts, Limited (NASDAQ:WYNN) announced today that Ronald J. Kramer, President and a Director of the Company, will leave the Company on March 31, 2008.  "We thank Ron for his enormous contributions to the growth and development of our Company over the past six years and wish him much luck as he moves on to his next project.  We are grateful for his guidance as the architect of our enviable financial structure from start up to the Company we are today, operating in the world’s two largest gaming markets.  Ron will always be part of our family," commented Steve Wynn, Chairman and Chief Executive Officer.

Mr. Kramer will join Griffon Corp. (NYSE:GFF) as its Chief Executive Officer effective April 1, 2008.  "I am extremely proud of having been part of the building of Wynn Resorts.  It is now time for me to take on new challenges as the CEO of Griffon.  I wish Steve and all the incredibly talented people with whom I have been privileged to work with at Wynn Resorts, all the best in the future," commented Ron Kramer.

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. Wynn Resorts owns and operates Wynn Las Vegas (http://www.wynnlasvegas.com) and Wynn Macau (http://www.wynnmacau.com). Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 74,000 square feet of retail space. Wynn Macau is a destination casino resort in the Macau Special Administrative Region of the People’s Republic of China and currently features 600 deluxe hotel rooms and suites; approximately 205,000 square foot casino; casual and fine dining in five restaurants; approximately 46,000 square feet of retail space; a health club, pool and spa, along with lounges and meeting facilities.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com